EX-99.B-77I(b)


SUB-ITEM 77I(b):    Terms of new or amended securities:

1.  Global Natural Resources Portfolio


Objective
To provide long-term growth.  Any income realized will be incidental.


Principal Strategies
Global Natural Resources Portfolio invests, under normal market conditions, at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in equity securities (including common stock, preferred stock and securities convertible into common stock) of companies of any size throughout the world that own, explore or develop natural resources and other basic commodities or supply goods and services to such companies.

For these purposes, "natural resources" generally include:
.. precious metals (such as gold, silver and platinum);
.. ferrous and nonferrous metals (such as iron, aluminum, copper and steel); .. strategic metals (such as uranium and titanium);
.. fossil fuels and chemicals;
.. forest products and agricultural commodities
.. undeveloped real property

The Portfolio's subadvisor, Mackenzie Financial Corporation (MFC), uses an equity style that focuses on both growth and value. Companies targeted for investment have strong management and financial positions, adding balance with established low cost, low debt producers and positions that are based on anticipated commodity price trends. The Portfolio may have some emerging markets exposure in an attempt to achieve higher returns over the long-term.


Principal Risks of Investing in the Portfolio
A variety of factors can affect the investment performance of Global Natural Resources Portfolio. These include:
.. securities selected for the Portfolio may not perform as well as the securities held by other mutual funds with investment objectives that are similar to those of the Portfolio. This is called management risk
.. equity securities typically represent a proportionate ownership interest in a company. The market value of equity securities can fluctuate significantly even where management risk is not a factor. You could lose money if you redeem your Portfolio shares at a time when the Portfolio is not performing as well as expected
.. investing in foreign securities involves a number of economic, financial, and political considerations that are not associated with the U.S. markets and that could affect the Portfolio's performance unfavorably, depending on the prevailing conditions at any given time. Among these potential risks are greater price volatility; comparatively weak supervision and regulations of security exchanges, brokers, and issuers; higher brokerage costs;
  fluctuations in foreign currency exchange rates and related conversion costs; adverse tax consequences; and settlement delays
.. the risks of investing in foreign securities are more acute in countries with developing economies
.. many of the companies in which the Portfolio may invest have relatively small market capitalizations. Securities of smaller companies may be subject to more abrupt or erratic market movements than the securities of larger, more established companies, since smaller companies tend to be more thinly traded and because they are subject to greater business risk. Transaction costs of smaller-company stocks may also be higher than those of larger companies
.. since the Portfolio can invest a significant portion of its assets in securities of companies principally engaged in natural resources activities, the Portfolio could experience wider fluctuations in value than funds with more diversified portfolios

Investing in natural resources can be riskier than other types of investment activities because of a range of factors, including price fluctuation caused by real and perceived inflationary trends and political developments; and the cost assumed by natural resource companies in complying with environmental and safety regulations. Investing in physical commodities, such as gold, exposes the Portfolio to other risk considerations such as potentially severe price fluctuations over short periods of time and storage costs that exceed the custodial and/or brokerage costs associated with the Portfolio's other holdings.

As with any mutual fund, the value of the Portfolio's shares will change and you could lose money on your investment. An investment in the Portfolio is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

For more information about the Portfolio's principal investment strategies and risks, please see "Additional Information About Principal Investment Strategies and Risks."


Who May Want to Invest
Global Natural Resources Portfolio may be appropriate for investors seeking long-term growth potential, but who can accept potentially dramatic fluctuations in capital value in the short term. You should consider whether the Portfolio fits your particular investment objectives.


Fees and Expenses

The following table describes the fees and expenses that you may pay if you buy and hold shares of Global Natural Resources Portfolio. The table and the example below do not reflect any fees and expenses imposed under the Policies through which this Portfolio is offered. See the prospectus for the particular Policy for a description of those fees and expenses.


Shareholder Fees

(fees   paid    directly    from   your            N/A
investment)



Annual Portfolio Operating Expenses

(expenses  that   are   deducted   from
Portfolio assets)

Management Fees                                   1.00%

Distribution and Service (12b-1) Fees             0.25%

Other Expenses                                    0.15%

Total   Annual    Portfolio   Operating           1.40%
Expenses



2.   Mid Cap Growth Portfolio


Objective
To provide growth of your investment.

Principal Strategies

Mid Cap Growth Portfolio seeks to achieve its objective by investing primarily in common stocks of U.S. and foreign companies whose market capitalizations are within the range of capitalizations of companies comprising the Russell MidcapR Growth Index and that WRIMCO believes offer above-average growth potential. Under normal market conditions, the Portfolio invests at least 80% of its net assets in mid cap securities.

In selecting companies, WRIMCO emphasizes a bottom-up approach and may look at a number of factors in its consideration of a security, such as:
.. new or innovative products or services
.. adaptive or creative management
.. strong financial and operational capabilities to sustain growth
.. market potential
.. profit potential

Generally, in determining whether to sell a stock, WRIMCO uses the same type of analysis that it uses when buying stocks. For example, WRIMCO may sell a holding if the company no longer meets the desired capitalization range or if the company position weakens in the industry or market. WRIMCO may also sell a security to take advantage of more attractive investment opportunities or to raise cash.


Principal Risks of Investing in the Portfolio
A variety of factors can affect the investment performance of Mid Cap Growth Portfolio. These include:
.. securities selected for the Portfolio may not perform as well as the securities held by other mutual funds with investment objectives that are similar to those of the Portfolio
.. the earnings performance, credit quality and other conditions of the companies whose securities the Portfolio holds
.. adverse stock and bond market conditions, sometimes in response to general economic or industry news, that may cause the prices of the Portfolio's holdings to fall as part of a broad market decline
.. the mix of securities in the Portfolio, particularly the relative weightings in, and exposure to, different sectors of the economy
.. the skill of WRIMCO in evaluating and selecting securities for the Portfolio

Market risk for medium sized companies may be greater than that for large companies. Medium sized companies may have limited financial resources and less experienced management compared to large companies. Stocks of medium sized companies may experience volatile trading and price fluctuations.

The Portfolio may invest, to a lesser extent, in foreign securities, which present additional risks such as currency fluctuations and political or economic conditions affecting the foreign country.

As with any mutual fund, the value of the Portfolio's shares will change and you could lose money on your investment. An investment in the Portfolio is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

For more information about the Portfolio's principal investment strategies and risks, please see "Additional Information About Principal Investment Strategies and Risks."


Who May Want to Invest
Mid Cap Growth Portfolio is designed for investors who are willing to accept greater risks than are present with many other mutual funds. The Portfolio is not intended for investors who desire assured income and conservation of capital. You should consider whether the Portfolio fits your particular investment objectives.

Fees and Expenses


The following table describes the fees and expenses that you may pay if you buy and hold shares of Mid Cap Growth Portfolio. The table and the example below do not reflect any fees and expenses imposed under the Policies through which this Portfolio is offered. See the prospectus for the particular Policy for a description of those fees and expenses.


Shareholder Fees

(fees   paid    directly    from   your            N/A
investment)



Annual Portfolio Operating Expenses

(expenses  that   are   deducted   from
Portfolio assets)

Management Fees                                   0.85%

Distribution and Service (12b-1) Fees             0.25%

Other Expenses                                    0.15%

Total   Annual    Portfolio   Operating           1.25%
Expenses